Ex-99.h.ii

FORM OF AGENCY SERVICES AGREEMENT

THIS AGENCY SERVICES AGREEMENT made as of the                    day of                        by and between OSI ETF Trust, a Delaware Statutory Trust registered as an investment company with the SEC under the Investment Company Act of 1940 (the "1940 Act") , with offices at  60 STATE STREET STE 700 BOSTON MA (the "Trust"), on behalf of itself and its series listed on Exhibit A hereto (each a "Fund" or an "ETF Series"), separately and not jointly,, and JPMORGAN CHASE BANK, N.A. a national banking association with a place of business at 4 New York Plaza, New York, New York 10004 ("J.P. Morgan").

PREMISE

J.P. Morgan, in its capacity as custodian of the Trust has been engaged to provide custody services to the Trust and its various portfolios pursuant to the terms of a Global Custody Agreement dated as December 13, 2016 (the "Custody Agreement").  The Trust intends to issue in respect of the ETF Series shares known as "ETF1 Shares" for each ETF Series.  The ETF Shares shall be created in bundles called "Creation Units."  The Trust, on behalf of the ETF Series, shall create and redeem ETF Shares of each ETF Series only in Creation Units in kind for portfolio securities of the particular ETF Series ("Deposit Securities") and/or cash, as more fully described in the current prospectus and statement of additional information of the Trust, included in its Registration Statement on Form N-1A, No 811-23167, as it may be amended from time to time (the "Registration Statement").  Only brokers or dealers that are "Authorized Participants" and that have entered into an Authorized Participant Agreement with the Order Taker, acting on behalf of the Trust, shall be authorized to create and redeem ETF Shares in Creation Units from the Trust.  The Trust wishes to engage J.P. Morgan to perform certain services on behalf of the Trust with respect to the creation and redemption of ETF Shares, as the Trust's agent, namely: to provide transfer agent services for ETF Shares of each ETF Series; to act as Index Receipt Agent (as such term is defined in the rules of the National Securities Clearing Corporation) with respect to the settlement of trade orders with Authorized Participants; and to provide custody services under the terms of the Custody Agreement, as supplemented hereby, for the settlement of Creation Units against Deposit Securities and/or cash that shall be delivered by Authorized Participants in exchange for ETF Shares and the redemption of ETF Shares in Creation Unit size against the delivery of Redemption Securities and/or cash of each ETF Series.

The Trust is comprised of one or more Funds, each of which represents an interest in a separate investment portfolio, but for administrative convenience only wishes to evidence its retention of J.P. Morgan hereunder with this single agreement, notwithstanding its intention that each Fund be separately bound.

1   "ETF" is being shown in this document until the Trust has identified a tradename for its exchange traded fund product.

NOW THEREFORE, in consideration of the promises herein and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Trust and J.P. Morgan agree as follows:

1. DEFINITIONS.  The following terms as used in this Agreement shall have the meanings as set forth below:

Agreement:  means this Agency Services Agreement.

Applicable Law: means any applicable statute, including the 1940 Act, the Advisers Act, the Securities Act of 1933, as amended (the "1933 Act") and the Securities Exchange Act of 1934, as amended, (the "1934 Act") as well as any applicable statute, treaty, rule, regulation or common law and any applicable decree, injunction, judgment, order, formal interpretation or ruling issued by a court or governmental entity.

Authorized Participant:  a broker or dealer that is a DTC participant and that has executed an Authorized Participant Agreement with the Order Taker for the creation and redemption of Creation Units.

Authorized Participant Agreement:  the agreement between the Order Taker, on behalf of the Trust, and a broker or dealer that is a DTC Participant governing the creation and redemption of Creation Units.

Authorized Person: means any person who has been designated by written notice from the Trust (or by any agent designated by the Trust, including, without limitation, an Investment Adviser), to act on behalf of the Trust hereunder.  Such persons will continue to be Authorized Persons until such time as J.P. Morgan receives Instructions from the Trust (or its agent) that any such person is no longer an Authorized Person.

Balancing Amount:  means an amount of cash equal to the difference between the net asset value of a Creation Unit and the market value of the Deposit Securities (in the case of a creation) or the market value of the Redemption Securities (in the case of a redemption).  For the creation of Creation Units, if the Balancing Amount is a positive number, then it will be an amount that is payable to the ETF Series by the Authorized Participant and if the Balancing Amount is a negative number, then it will be an amount that is payable by the ETF Series to the Authorized Participant.  For redemptions of Creation Units, if the Balancing Amount is a positive number, then it will be an amount that is payable by the ETF Series to the Authorized Participant and if the Balancing Amount is a negative number, then it will be an amount that is payable to the ETF Series by the Authorized Participant.

Cash Component:  means an amount of cash consisting of the Balancing Amount and a Transaction Fee.

Clearing Process: means CNS (defined below), the NSCC clearing and settlement process for the creation and redemption of Creation Units for securities in kind.

CNS:  means the Continuous Net Settlement System of NSCC.

Confidential Information: means and includes all non-public information concerning the Trust which J.P. Morgan receives in the course of providing services under this Agreement.

Creation Deposit:  means the consideration for the creation of a Creation Unit consisting of Deposit Securities and the Balancing Amount.

Creation Unit: means a large block of a specified number of ETF Shares that makes up one unit of the ETF Series, as specified in the ETF Series' prospectus.  A Creation Unit is the minimum number of ETF Shares that may be created or redeemed at any one time.

Custodian:  means J.P. Morgan acting in the capacity as securities custodian for the Trust.

Deposit Securities:  means with respect to each business day the designated basket of securities that will generally be tendered to an ETF Series by an Authorized Participant to create one or more Creation Units of that Fund's ETF Shares.

DTC:  means The Depository Trust Company, a limited purpose trust company organized under the law of the State of New York.

DTC Participant:  means a "participant" as such term is defined in the rules of DTC.

DTC Participant Account:  means an "account" as such term is defined in the rules of DTC.

ETF Series:  means each series of the Trust that is listed on Exhibit A hereto, as may be amended from time to time, separately and not jointly.

ETF Shares:  means the shares of each ETF Series.

Fund Administrator:  means the entity appointed to provide fund administration services to the Trust and/or Funds, as notified by the Trust to J.P. Morgan in writing.

Index Receipt Agent:  means J.P. Morgan acting in the capacity as "index receipt agent," as such term is defined in the rules of NSCC, for the Trust.

Instructions: means instructions which: (i) contain all necessary information required by J.P. Morgan to enable J.P. Morgan to carry out the Instructions; (ii) are received by J.P. Morgan in accordance with the prevailing Security Procedures; and (iii) J.P. Morgan reasonably believes have been given by an Authorized Person or are transmitted with proper testing or authentication pursuant to terms and conditions which J.P. Morgan may specify.

Investment Adviser: means any person or entity appointed as investment adviser or manager of any of the Funds, in accordance with the Registration Statement.

"J.P. Morgan Indemnitees" means J.P. Morgan, and its nominees, directors, officers, employees and agents.

Liabilities: means any liabilities, losses, claims, costs, damages, penalties, fines, obligations, or expenses of any kind whatsoever (including, without limitation, reasonable attorneys', accountants', consultants' or experts' fees and disbursements).

NSCC:  National Securities Clearing Corporation, a clearing agency that is registered with the SEC.

Order Taker: means the entity appointed as order taker of the Funds, as notified by the Trust to J.P. Morgan in writing.

Outside the Clearing Process:  means processing creation and redemption orders concerning Creation Units and Deposit Securities and Redemption Securities for settlement exclusively through DTC or, when the settlement is not DTC eligible, as a window delivery to the offices of the Custodian.

Redemption Securities:  means the designated basket of securities provided by the Trust to an Authorized Participant redeeming a Creation Unit.  On any given day, the Redemption Securities may or may not be identical to the Deposit Securities.

SEC: means the Securities and Exchange Commission

Security Procedure: means any security procedure to be followed by the Trust upon the issuance of an Instruction and/or by J.P. Morgan upon the receipt of an Instruction, so as to enable J.P. Morgan to verify that such Instruction is authorized, as set forth in operating procedures documentation in effect from time to time between the parties with respect to the services set forth in this Agreement, or as otherwise agreed in writing by the parties.  A Security Procedure may, without limitation, involve the use of algorithms, codes, passwords, encryption or telephone call backs and may be updated by J.P. Morgan from time to time upon notice to the Trust. Trust acknowledges that Security Procedures are designed to verify the authenticity of, and not detect errors in, Instructions. For the avoidance of doubt, the parties agree that a SWIFT message issued in the name of Trust through any third party utility agreed upon by the parties as being a method for providing Instructions and authenticated in accordance with that utility's customary procedures, shall be deemed to be an authorized Instruction.

Shareholder:  means DTC or its nominee.  A single global certificate for each ETF Series will be issued in the name of DTC or its nominee.  DTC or its nominee shall be the sole registered holder of ETF Shares of each ETF Series.

Transaction Fee:  means a transaction fee imposed by the Trust and payable by the Authorized Participant in connection with the creation or redemption of Creation Units.

Transfer Agent:  means J.P. Morgan acting in the capacity as transfer agent for the ETF Shares of each ETF Series of the Trust.

2. APPOINTMENT.  The Trust hereby appoints J.P. Morgan to provide services for the Trust, as described hereinafter, subject to the supervision of the Board of Trustees of the Trust (the "Board"), on the terms set forth in this Agreement.  J.P. Morgan accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Section 6 of this Agreement.

3. REPRESENTATIONS AND WARRANTIES.

(a) J.P. Morgan represents and warrants to the Trust that:

(i)	J.P. Morgan is a national bank duly organized and existing as a banking association under the laws of the United States;

(ii)	J.P. Morgan is duly qualified to carry on its business in the State of New York;

(iii)	J.P. Morgan is empowered under Applicable Laws and by its charter and by-laws to enter into and perform the services described in this Agreement;

(iv)	J.P. Morgan is a transfer agent registered with the SEC.

(v)	all requisite corporate action has been taken to authorize J.P. Morgan to enter into and perform this Agreement;

(vi)	J.P. Morgan has, and shall continue to have, access to the facilities, personnel and equipment required to fully perform its duties and obligations hereunder;

(vii)	no legal or administrative proceedings have been instituted or threatened against J.P. Morgan which would impair J.P. Morgan's ability to perform its duties and obligations under this Agreement;

(viii)
J.P. Morgan's entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of J.P. Morgan or any law or regulation applicable to J.P. Morgan;

(ix)
J.P. Morgan has established pursuant to the Bank Secrecy Act and other U.S. laws and regulations applicable to it, Anti-Money Laundering (AML) compliance programs, including but not limited to: (1) the development of internal policies, procedures, and controls; (2) the designation of a compliance officer; (3) the implementation of ongoing employee training programs; and (4) the creation of an independent audit function to test such programs;

(x)	J.P. Morgan has a customer identification program (CIP) consistent with the rules under Section 326 of the USA Patriot Act with respect to the services performed by it under this Agreement;

(xi)
To the extent that J.P. Morgan is required to effect currency transactions related to the services under this Agency Services Agreement, J.P. Morgan, in respect of those transactions, will (1) file all necessary anti-money laundering reports including, but not limited to, currency transaction reports and suspicious activity reports; (2) screen all new and existing customers against the Office of Foreign Asset Control list and any other government list that is or becomes required under the USA Patriot Act; and (3) allow appropriate regulators to examine its anti-money laundering books and records;

(xii)
J.P. Morgan: (i) has in place policies and procedures reasonably designed to ensure compliance with the transfer agent rules of the Securities Exchange Act of 1934, as amended; (ii) will upon reasonable request provide certifications, reports of any material violations of, and any material changes to such policies and procedures to the Trust's Chief Compliance Officer, and (iii) will maintain appropriate records in accordance with said transfer agent rules and any other applicable laws;

(xiii)	J.P. Morgan will comply with the Trust's portfolio holdings disclosure policy; and

(xiv)        J.P. Morgan is not affiliated with any listing exchange for any ETF Series.

J.P. Morgan further agrees that upon the Trust's request, but no more frequently than annually, it will provide the Trust's Chief Compliance Officer with an assurance letter regarding compliance with J.P. Morgan's AML programs.

(b) The Trust represents and warrants to J.P. Morgan that:

(i)	the Trust is duly organized and existing and in good standing under the laws of the State of Delaware;

(ii)	the Trust is empowered under Applicable Laws and by its charter document and by-laws to enter into and perform this Agreement;

(iii)	all requisite proceedings have been taken to authorize the Trust to enter into and perform this Agreement;

(iv)	the Trust is an open-end management investment company properly registered under the 1940 Act;

(v)
the Registration Statement under the 1933 Act and the 1940 Act on Form N-1A  has been filed and shall be effective and shall remain effective during the term of this Agreement, and all necessary filings under the laws of the states shall have been made and shall be current during the term of this Agreement;

(vi)
no legal or administrative proceedings have been instituted or threatened which would impair the Trust's ability to perform its duties and obligations under this Agreement, other than as described in the Trust's Registration Statement;

(vii)
the Trust's Registration Statement complies in all material respects with the 1933 Act and the 1940 Act  and none of the Trust's prospectuses and/or statements of additional information, and any amendments and supplements thereto (such prospectuses and statements of additional information, as in effect and as may be amended and supplemented from time to time (herein called the "Prospectus") contain any untrue statement of material fact or omit to state a material fact necessary to make the statements therein not misleading in the context in which they were made; and

(viii)	the Trust's entrance into this Agreement shall not cause a material breach of or be in material conflict with any other agreement or obligation of the Trust or any law or regulation applicable to it.

4. DELIVERY OF DOCUMENTS.

The Trust shall promptly furnish to J.P. Morgan such copies, properly certified or authenticated, of contracts, documents and other related information that J.P. Morgan may request or require to properly discharge its duties.  Such documents may include but are not limited to the following:

(i)	Resolutions of the Board authorizing the appointment of J.P. Morgan to provide certain services to the Trust;

(ii)	the Trust's charter document;

(iii)	the Trust's by-laws;

(iv)	the Trust's Notification of Registration on Form N‑8A under the 1940 Act as filed with the SEC;

(v)           the Trust's Registration Statement, as filed with the SEC;

(vi)	the Trust's final application for an Order of Exemption with respect to the ETF Series and ETF Shares, and the Order of Exemption of the SEC granting the relief requested in the application.

(vii)	opinions of counsel (provided for informational purposes) regarding the Trust's securities and auditors' reports included in the Trust's Registration Statement;

(viii)	the Trust's Prospectus relating to all funds, series, portfolios and classes, as applicable;

(ix)	the Trust's annual and semi-annual reports for the current year and annually while this Agreement is in effect; and

(x)
such other material agreements as the Trust may enter into from time to time including securities lending agreements, futures and commodities account agreements, brokerage agreements and options agreements, and which are included as exhibits to the Trust's Registration Statement.

Upon the Trust's request, from time to time, including at least annually, J.P.  Morgan shall promptly furnish to the Trust a copy of J.P. Morgan's most current SAS 70 report (or, if none, the equivalent) prepared by J.P. Morgan's external auditors on J.P. Morgan's system of internal accounting controls. To the extent that the Services provided to the Customer are customized, the Customer acknowledges that the SAS 70 report received may not reflect controls applicable to the Services provided to Customer.

5.	SERVICES PROVIDED.

J.P. Morgan shall provide the following services subject to the control, direction and supervision of the Board and its designated agents and in compliance with the objectives, policies and limitations set forth in the Trust's Registration Statement, charter document and by-laws; Applicable Laws and regulations; and all resolutions and policies adopted by the Board:

(i)	Transfer Agency Services described in Schedule A to this Agreement;

(ii)	Index Receipt Agent Services described in Schedule B to this Agreement, and

(iii)	such other services in connection with ETF Shares as the parties may mutually agree in writing.

6.	FEES AND EXPENSES.

(a)
As compensation for the services rendered to the Trust pursuant to this Agreement the Trust shall pay J.P. Morgan the fees as may be amended from time to time, together with J.P. Morgan's reasonable out-of-pocket or incidental expenses, including, but not limited to, legal fees.  All fees and expenses are to be billed monthly (unless another period is agreed upon) and shall be due and payable upon receipt of the invoice.  Upon any termination of the provision of services under this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of such termination.

(b)
J.P. Morgan shall render, after the close of each month in which services have been furnished, a statement reflecting all of the fees and expenses for such month (or other agreed upon billing period).   Without prejudice to J.P. Morgan's other rights, J.P. Morgan reserves the right to charge interest on overdue amounts from the due date until actual payment at such rate as J.P. Morgan customarily charges for similar overdue amounts.

(c)
In the event that the Trust is more than sixty (60) days delinquent in payments of monthly billings in connection with this Agreement (with the exception of specific amounts which may be contested in good faith by the Trust), this Agreement may be terminated by J.P. Morgan upon thirty (30) days' written notice to the Trust.  The Trust must notify J.P. Morgan in writing of any disputed amounts within thirty (30) days of its receipt of the billing for such amounts.  Amounts disputed in good faith are not due and payable while they are being investigated.

7.             INSTRUCTIONS.

(a)
The Trust authorizes J.P. Morgan to accept and act upon any Instructions received by it without inquiry, except to the extent that inquiry is necessary to establish a good faith belief that such Instructions have been given by an Authorized Person.  .  The Trust will indemnify J.P. Morgan Indemnitees against, and hold each of them harmless from, any Liabilities that may be imposed on, incurred by, or asserted against J.P. Morgan Indemnitees as a result of any action or omission taken in accordance with any Instructions or other directions upon which J.P. Morgan is authorized to rely under the terms of this Agreement, unless the Liabilities result from an act of negligence, fraud or willful misconduct on the part of a J.P. Morgan Indemnitee with respect to the manner in which such Instructions are followed..

(b)	Unless otherwise expressly provided, all Instructions shall continue in full force and effect until canceled or suspended.

(c)
J.P. Morgan may (in its sole discretion and without affecting any part of this Section 7) seek clarification or confirmation of an Instruction from an Authorized Person and may decline to act upon the Instruction if it does not receive clarification or confirmation satisfactory to it.  J.P. Morgan shall not be liable for any loss arising from any delay while it seeks such clarification or confirmation, except to the extent such delay results from the negligence, bad faith or willful misconduct of the J.P. Morgan or J.P. Morgan Indemnitee.

(d)
J.P. Morgan may tape or record in other form telephone conversations or other forms of electronic communications with the Trust, its agents or any investor, so long as such taping or form of recording is in compliance with Applicable Laws.

8. LIMITATIONS OF LIABILITY AND INDEMNIFICATION.

(a)
J.P. Morgan shall exercise reasonable care in performing its duties under this Agreement.  J.P. Morgan shall not be in violation of this Agreement with respect to any matter as to which it has satisfied its duty of reasonable care unless the same results from an act of negligence, fraud or willful misconduct on the part of J.P. Morgan or any J.P. Morgan Indemnitee.

(b)
J.P. Morgan shall be liable to the Trust for its direct damages, excluding attorneys' fees, to the extent they result from J.P. Morgan's negligence, bad faith or willful misconduct in performing its duties as set out in this Agreement.  Nevertheless, under no circumstances shall J.P. Morgan be liable for any indirect, special or consequential damages (including, without limitation, lost profits) of any form, whether or not foreseeable and regardless of the type of action in which such a claim may be brought.

(c)
Without limiting subsections (a) and (b) above, J.P. Morgan shall not be responsible for, and the Trust shall indemnify and hold J.P. Morgan, its officers, employees and agents harmless from and against, any and all Liabilities, incurred by J.P. Morgan, any of its officers, employees or agents, or the Trust's agents in the performance of its/their duties hereunder, including but not limited to those arising out of or attributable to:

(i)	any and all actions of J.P. Morgan or its officers, employees or agents required to be taken pursuant to this Agreement;

(ii)
the reasonable reliance on or use by J.P. Morgan or its officers, employees or agents of information, records, or documents which are received by J.P. Morgan or its officers, employees or agents and furnished to it or them by or on behalf of the Trust, and which have been prepared or maintained by the Trust or any third party on behalf of the Trust;

(iii)	the Trust's refusal or failure to comply with the terms of this Agreement or the Trust's lack of good faith, or its actions, or lack thereof, involving negligence or willful misconduct;

(iv)          the breach of any representation or warranty of the Trust hereunder;

(v)
the taping or other form of recording of telephone conversations or other forms of electronic communications with the Trust, its agents or any investor or reliance by J.P. Morgan on telephone or other electronic Instructions of any person acting on behalf of the Trust or an investor for which telephone or other electronic services have been authorized;

(vi)
the reliance by J.P. Morgan, its officers, employees or agents on any share certificates which are reasonably believed to bear the proper manual or facsimile signature of an Authorized Person of the Trust;

(vii)
any delays, inaccuracies, errors in or omissions from information or data provided to J.P. Morgan by data, corporate action or pricing services, depositories or clearing systems, or securities brokers or dealers;

(viii)
the offer or sale of ETF Shares by the Trust in violation of any requirement under the Federal securities laws or regulations or the securities laws or regulations of any state, or in violation of any stop order or other determination or ruling by any Federal agency or any state agency with respect to the offer or sale of such ETF Shares in such state (1) resulting from activities, actions, or omissions by the Trust or its other service providers and agents, or (2) existing or arising out of activities, actions or omissions by or on behalf of the Trust prior to the effective date of this Agreement;

(ix)
any failure of the Trust's Registration Statement to comply with the 1933 Act and the 1940 Act and any other Applicable Laws, or any untrue statement of a material fact or omission of a material fact necessary to make any statement therein not misleading in the Trust's Prospectus;

(x)
the actions taken by the Trust, the Order Taker or by the Trust's investment advisers in compliance with applicable securities, tax, commodities and other laws, rules and regulations, or the failure to so comply; and

(xi)
all actions, omissions, or errors caused by third parties to whom J.P. Morgan or the Trust have assigned any rights and/or delegated any duties under this Agreement at the request of or as required by the Trust or the Order Taker, or by the Trust's investment advisers, administrator or sponsor.

Notwithstanding subsection (a) above, J.P. Morgan shall have no duty or obligation of reasonable care with respect to any of the activities described in clauses (viii), (ix) (x) or (xi) of this subsection (c).

(d)
The Trust shall defend J.P. Morgan or, at Trust's option, settle any claim, demand or cause of action, whether groundless or otherwise, that ETF Shares or any of the services provided herein for the Trust infringes on, violates or misappropriates any patent, copyright, trademark, trade secret or any other proprietary right, and shall indemnify and hold harmless J.P. Morgan, its officers, employees and agents against all Liabilities, including court and settlement costs incurred by J.P. Morgan or any of them as a result of or relating to such claim, demand or cause of action ("Third Party Claim").  J.P. Morgan shall notify the Trust in writing of any such Third Party Claim, and give the Trust all reasonably necessary information and assistance to defend or settle such Third Party Claim.  J.P. Morgan mayparticipate in the defense or settlement of the Third Party Claim

(e)	This Section 8 shall survive the termination of this Agreement, regardless of the party that terminated the Agreement or the reason therefor.

9. TERM AND TERMINATION.

This Agreement shall become effective on the date first herein-above written.  The Agreement may be modified or amended from time to time by mutual written agreement between the parties hereto.  In the event of the termination of the Custody Agreement between J.P. Morgan and the Trust, J.P. Morgan may terminate this Agreement in whole or in part simultaneously with the transition of the assets to a successor custodian. The Trust may terminate this Agreement upon a merger, reorganization, stock sale or asset sale of all or substantially all of J.P. Morgan's transfer agency business, provided such merger, reorganization or sale is not with an affiliate or subsidiary of J.P. Morgan. Subject to the foregoing, this Agreement shall continue in effect until terminated by either party on at least 120 days prior written notice to the other party.  The terminating party in its notice to the other party shall specify the date of termination.  Upon termination of this Agreement, the Trust shall pay to J.P. Morgan such compensation and any reasonable out-of-pocket or other reimbursable expenses which may become due or payable under the terms of this Agreement as of the date of termination or after the date that the provision of services ceases, whichever is later.

10. NOTICES.

Any notice required or permitted hereunder shall be in writing and shall be deemed effective on the date of personal delivery (by private messenger, courier service or otherwise) or upon confirmed receipt of telex or facsimile, whichever occurs first, or upon receipt if by mail to the parties at the following address (or such other address as a party may specify by notice to the other):

If to the Trust:                      ________________________
________________________
________________________
Attention:
Telephone:
Fax:

If to J.P. Morgan in its capacity as Transfer Agent to:

JPMorgan Chase Bank
303 Broadway, Floor 09
Cincinnati, OH  45202-4220
Attention:
Telephone:
Fax:

If to J.P. Morgan in its capacity as Index Receipt Agent to:

JPMorgan Chase Bank
4 New York Plaza, 17th Floor
New York, New York 10004
Attention:       ______________
Telephone:     ______________
Fax:                  ______________

If to J.P. Morgan in its capacity as Custodian, as provided for in the Custody Agreement.

11. WAIVER.  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement.  Any waiver must be in writing signed by the waiving party.

12. FORCE MAJEURE.  J.P. Morgan shall maintain and update from time to time business continuation and disaster recovery procedures with respect to its Transfer Agent, Index Receipt Agent and domestic custody business that it determines from time to time meet reasonable commercial standards.  Subject to the foregoing and the provisions of Section 8, neither party shall have any liability for any damage, loss or expense of any nature that  either party may suffer or incur, caused by an act of God, fire, flood, civil or labor disturbance, war, act of any governmental authority or other act or threat of any authority (de jure or de facto), legal constraint, fraud or forgery (except to the extent that such fraud or forgery is attributed to a party or its officers or employees), malfunction of equipment or software (except to the extent such malfunction is primarily attributable to a party's negligence in maintaining the equipment or software), failure of or the effect of rules or operations of any external funds transfer system, inability to obtain or interruption of external communications facilities, or any cause beyond the reasonable control of a party (including without limitation, the non-availability of appropriate foreign exchange) provided, however, that the party will  notify the other party as soon as reasonably practicable when it becomes aware of a specific occurrence or event and uses reasonable efforts to resolve the adverse effects of the occurrence or event.

13. AMENDMENTS.  This Agreement may be modified or amended from time to time by mutual written agreement between the parties.  No provision of this Agreement may be changed, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

14. ASSIGNMENT; DELEGATION.  J.P. Morgan may not assign this Agreement and its rights and obligations hereunder without the prior written consent of the Trust, except that any corporation or banking association into which J.P. Morgan may be merged or with which J.P. Morgan may be consolidated, or any corporation or banking association resulting from any merger or consolidation to which J.P. Morgan shall be a party, or any corporation or banking association succeeding to J.P. Morgan's corporate custody business, shall succeed to all J.P. Morgan's rights, obligations and immunities hereunder without the execution or filing of any consent or further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

J.P. Morgan may delegate to a reputable agent any of its functions herein. However, J.P. Morgan will remain responsible to the Trust for any such delegation. To the extent reasonably practicable, J.P. Morgan will consult with the Trust before it implements the delegation of a material portion of the Services provided under this Agreement.

15. SEVERABILITY.  If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

16. GOVERNING LAW AND JURISDICTION.  This Agreement shall be construed, regulated, and administered under the laws of the United States or State of New York, as applicable, without regard to New York's principles regarding conflict of laws.  The United States District Court for the Southern District of New York shall have the sole and exclusive jurisdiction over any lawsuit or other judicial proceeding relating to or arising from this Agreement.  If that court lacks federal subject matter jurisdiction, the Supreme Court of the State of New York, New York County shall have sole and exclusive jurisdiction.  Either of these courts shall have proper venue for any such lawsuit or judicial proceeding, and the parties waive any objection to venue or their convenience as a forum.  The parties agree to submit to the jurisdiction of either of the courts specified and to accept service of process to vest personal jurisdiction over them in such courts.  The parties further hereby knowingly, voluntarily and intentionally waive, to the fullest extent permitted by Applicable Law, any right to a trial by jury with respect to any such lawsuit or judicial proceeding arising or relating to this Agreement or the transactions contemplated hereby.

17. USE OF J.P. MORGAN'S NAME.  The Trust shall not use J.P. Morgan's name in any offering material, shareholder report, advertisement or other material relating to the Trust, other than for the purpose of merely identifying and describing the functions of J.P. Morgan hereunder, in a manner not approved by J.P. Morgan in writing prior to such use; provided, however, that J.P. Morgan shall consent to all uses of its name required by the SEC, any state securities commission, or any federal or state regulatory authority; and provided, further, that in no case shall such approval be unreasonably withheld.

18. CONFIDENTIALITY.

(a)
Subject to Section 18(b), J.P. Morgan will hold all Confidential Information in confidence and will not disclose any Confidential Information except as may be required by Applicable Law, a regulator with jurisdiction over J.P. Morgan's or Funds' business (in which case J.P. Morgan will promptly notify the Trust of such disclosure unless legally prohibited from doing so), or with the consent of the Trust.

(b)
The Trust authorizes J.P. Morgan to disclose Confidential Information to the following persons, provided that in the case of (i) through (iii) below, J.P. Morgan shall be liable to the Trust if a such person discloses Confidential Information in a manner not permitted by this Section 18:

(i)	its service providers and/or vendors to the Funds that J.P. Morgan believes is reasonably required by such person to provide the relevant services;
(ii)	its professional advisers, auditors or public accountants;
(iii)	its Affiliates; and

(iv)	any revenue authority or any governmental entity,

(v)	any service providers and/or vendors to the Funds that J.P. Morgan believes is reasonably required by such person to provide the relevant services
(c)
Immediately upon: (i) termination of this Agreement; and/or (ii) a written request by the Trust at any time (which will be effective if actually received by J.P. Morgan), J.P. Morgan will return to the Trust (as requested by the Trust) any Confidential Information still in J.P. Morgan's possession and capable of being returned; provided that J.P. Morgan shall be permitted to retain media and materials containing Confidential Information of the Trust hereto for customary archival and audit purposes (including with respect to regulatory compliance) subject to the terms of this Agreement. The Trust may request and J.P. Morgan shall provide upon request an attestation certifying the return or destruction of Confidential Information in a form the parties mutually agree to.

19. COUNTERPARTS.  This Agreement may be executed in counterparts each of which shall be an original and together shall constitute one and the same agreement.

20. HEADINGS.  Headings are for convenience only and are not intended to affect interpretation.  References to sections are to sections of this Agreement and references to sub-sections and paragraphs are to sub-sections of the sections and paragraphs of the sub-sections in which they appear.

21. ENTIRE AGREEMENT.  This Agreement, including the Schedules and Exhibits, and also including the Custody Agreement to the extent custody services are provided in conjunction with Index Receipt Agent services for ETF Shares, sets out the entire Agreement between the parties in connection with the subject matter, and this Agreement supersedes any other agreement, statement, or representation relating to the services provided herein for ETF Shares, whether oral or written.

22. SEVERAL OBLIGATIONS OF THE FUNDS. This Agreement is executed on behalf of the Trust and not on behalf of the Board or Trustees personally or individually. The obligations of this Agreement are not binding upon any of the Trustees, officers or shareholders personally but are binding only upon the assets and property of the Trust and Funds. With respect to the obligations of each Fund arising hereunder, J.P. Morgan shall look for payment or satisfaction of any such obligation solely to the assets of the Fund to which such obligation relates as though J.P. Morgan had separately contracted by separate written instrument with respect to each Fund, and in no event shall J.P. Morgan have recourse, by set-off or otherwise, to or against any assets of any other Funds. Upon request of the J.P. Morgan, the Trust shall promptly inform J.P. Morgan of the proper attribution amongst the Funds of any outstanding obligations due hereunder. J.P. Morgan may rely on such allocation stipulated by the Trust without further inquiry or liability.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

OSI ETF TRUST	JPMORGAN CHASE BANK, N. A.
By:__________________________________ Name: Title: Date:	By:___________________________________ Name: Title: Date:

AGENCY SERVICES AGREEMENT

SCHEDULE A

 TRANSFER AGENCY SERVICES
FOR ETF SERIES

Following are the transfer agent services that shall be provided by J.P. Morgan for the Trust in its capacity as Transfer Agent for each ETF Series.

A. Creation and Redemption of ETF Shares of each ETF Series.

1.
Pursuant to such creation orders that Index Receipt Agent shall receive from the Trust or its agent, Transfer Agent shall register the appropriate number of book entry only ETF Shares in the name of DTC or its nominee as the sole shareholder (the "Shareholder") for each ETF Series and deliver the shares of the applicable ETF Series in Creation Units on the business day next following the trade date (T+1) to the DTC Participant Account of the Custodian for settlement.  It is understood and agreed that J.P. Morgan, in its capacity as Transfer Agent, Index Receipt Agent or Custodian, shall not be responsible for determining whether any order, if accepted, shall result in the depositor of the Creation Deposit owning or appearing to own eighty percent (80%) or more of the outstanding ETF Shares of such ETF Series.

2.
Pursuant to such redemption orders that Index Receipt Agent shall receive from the Order Taker on behalf of the Trust or other designated agent of the Trust, Transfer Agent shall redeem the appropriate number of ETF Shares of the applicable ETF Series in Creation Units that are delivered to the designated DTC Participant Account of Custodian for redemption and debit such shares from the account of the Shareholder on the register of the applicable ETF Series.

3.
Transfer Agent shall issue ETF Shares of the applicable ETF Series in Creation Units for settlement with purchasers through DTC as the purchaser is authorized to receive.  Beneficial ownership of ETF Shares shall be shown on the records of DTC and DTC Participants and not on any records maintained by the Transfer Agent.  In issuing ETF Shares of the applicable ETF Series through DTC to a purchaser, Transfer Agent shall be entitled to rely upon the latest Instructions that are received from the Trust or its agent by the Index Receipt Agent (as set forth in Schedule B, Section A. Subsection 3(b) of this Agreement) concerning the creation and delivery of such shares for settlement.

4.
Transfer Agent shall not create any ETF Shares for a particular ETF Series where it has received an Instruction from the Trust or written notification from any federal or state authority that the sale of the ETF Shares of such ETF

Series has been suspended or discontinued, and Transfer Agent shall be entitled to rely upon such Instructions or written notification.

5.
Upon the creation of ETF Shares of any ETF Series as provided herein, Transfer Agent shall not be responsible for the payment of any original create or other taxes, if any, required to be paid by the Trust in connection with such creation.

6.
ETF Shares of any ETF Series may be redeemed in accordance with the procedures set forth in the Prospectus of the Trust and in the Authorized Participant Agreement and J.P. Morgan shall duly process all redemption requests.

B.	Payment of Dividends and Distributions on ETF Shares of each ETF Series.

1.	J.P. Morgan shall prepare and make payments for dividends and distributions declared by the Trust on behalf of the ETF Series.

2.
The Trust or its designated agent shall promptly notify both the Custodian and the Transfer Agent of the declaration of any dividend or distribution in respect of each ETF Series.  The Trust shall furnish to J.P. Morgan a statement signed by an Authorized Person:  (i) indicating that dividends have been declared on a specific periodic basis and Instructions specifying the date of the declaration of such dividend or distribution, the date of payment thereof, the record date as of which the Shareholder shall be entitled to payment, the total amount payable to the Shareholder and the total amount payable to J.P. Morgan as Transfer Agent on the payment date; or (ii) setting forth the date of the declaration of any dividend or distribution by ETF Series, the date of payment thereof, the record date as of which the Shareholder is entitled to payment, and the amount payable per share to the Shareholder as of that date and the total amount payable to Transfer Agent on the payment date.  The Trust's Board of Trustees shall approve the Authorized Persons to provide such information to J.P. Morgan.

3.
Upon its receipt from the Trust of the information set forth in Subsection 2 immediately above, the Fund Administrator, based upon the amount of ETF Shares outstanding on its books and records, shall calculate the total dollar amount of the dividend or distribution on each ETF Series and notify the Trust of this amount.  The Trust shall verify this total dollar amount as calculated by the Fund Administrator.  Provided the Trust is in agreement with the Fund Administrator, the Trust shall instruct the Custodian to place in a dividend disbursing account maintained by the Transfer Agent funds equal to the total cash amount of the dividend or distribution to be paid out in respect of each ETF Series.  Should Custodian determine that it does not have sufficient cash in the Custody Account to pay the total amount of the dividend or distribution to the Transfer Agent, Custodian shall advise the Trust and the Trust shall either adjust the rate of the dividend or distribution or provide additional cash to Custodian for credit to the dividend disbursing account maintained by Transfer Agent.  The Transfer Agent shall credit such dividend or distribution to the account of the Shareholder.

4.
Should Transfer Agent not receive from Custodian sufficient cash to make payment as provided in the immediately preceding Subsection, Transfer Agent or Custodian shall notify the Trust, and Transfer Agent shall withhold payment to the Shareholder until sufficient cash is provided to J.P. Morgan and J.P. Morgan shall not be liable for any claim arising out of such withholding.

C.	Recordkeeping.

1.
J.P. Morgan shall create and maintain such records in accordance with laws, rules and regulations applicable to J.P. Morgan as a registered transfer agent.  All records shall be available for inspection and use by the Trust.  J.P. Morgan shall maintain such records for at least six years or for such other period as J.P. Morgan and the Trust may mutually agree.

2.
Upon reasonable notice by the Trust, J.P. Morgan shall make available during regular business hours all records and other data created and maintained by J.P. Morgan as Transfer Agent for reasonable audit and inspection by the Trust, or any person retained by the Trust.

3.
J.P. Morgan shall record the creation of ETF Shares of each ETF Series and maintain, pursuant to Rule 17Ad-10(e) under the 1934 Act, a record of the total number of ETF Shares of each ETF Series that are authorized, based upon data provided to J.P. Morgan by the Trust or the  ETF Series, issued and outstanding.  Also, J.P. Morgan shall provide the Trust on a regular basis with the total number of ETF Shares authorized, issued and outstanding in respect of each ETF Series but shall not be responsible for, when recording the creation of ETF Shares, monitoring the creation of such shares or compliance with any laws relating to the validity of the creation or the legality of the sale of such shares.

4.
J.P. Morgan shall keep records relating to its activities and obligations under this Agreement in the form and manner, and for such period, as it may deem advisable pursuant to the document retention policies of J.P. Morgan,   J.P. Morgan agrees that all such records prepared or maintained by J.P. Morgan relating to its activities and obligations performed by J.P. Morgan hereunder will be preserved, maintained, and made available to the Trust, and upon reasonable request will be provided a copy of the records (or a summary or compilation of records as J.P. Morgan and the Trust reasonably, and in good faith, deem satisfactory) to the Trust or its designee on and in accordance with its request. J.P. Morgan acknowledges and agrees that the underlying records maintained by J.P. Morgan are the property of the Trust.

D. Establish Procedures.

Procedures applicable to the transfer agent services to be performed hereunder may be established from time to time by agreement between the Trust and J.P. Morgan.  J.P. Morgan shall have the right to utilize any shareholder accounting and record-keeping systems that, in its opinion, enables it to perform any services to be performed hereunder.

AGENCY SERVICES AGREEMENT

SCHEDULE A

EXHIBIT A – 1

Form of Authorized Participant Agreement

AGENCY SERVICES AGREEMENT

SCHEDULE B

INDEX RECEIPT AGENT SERVICES
AND RELATED CUSTODY SERVICES FOR ETF SERIES

Following are the Index Receipt Agent services that shall be provided by J.P. Morgan for the Trust in respect of each Fund and their respective ETF Series.  J.P. Morgan shall perform these services as Index Receipt Agent in conjunction with the custody services that are currently provided by J.P. Morgan, as Custodian, to each Fund under the terms of the Custody Agreement.  J.P. Morgan shall be entitled to all the protective provisions in the Custody Agreement in respect of its duties and its performance as Index Receipt Agent and Custodian for the settlement of creations and redemptions of Creation Units of each ETF Series.  If there are any inconsistencies between the terms of the Custody Agreement and the terms herein with respect to processing, clearance and the settlement of creation and redemption orders for ETF Shares of each ETF Series, the terms herein shall govern.  Unless otherwise defined in this Schedule B, defined terms will have the same meaning as set forth in Section I of this Agreement.

A. Index Receipt Agent Services.

1.
J.P. Morgan, with the assistance of the Trust, shall make application to NSCC to be the Index Receipt Agent on behalf of the Trust and each ETF Series for the processing, clearance and the settlement of creation and redemption orders for ETF Shares of each ETF Series and Creation Deposits through the facilities of NSCC and DTC.

2.
The Order Taker, on behalf of the Trust, shall enter into an Authorized Participant Agreement with each Authorized Participant, which shall be delivered to the J.P. Morgan and which J.P. Morgan, in its capacity as Index Receipt Agent, shall acknowledge.

3.
In connection with the procedures that may be established from time to time between J.P. Morgan and the Trust on behalf of each ETF Series for the processing, clearance and settlement of the creation and redemption of Creation Units through the Clearing Process, J.P. Morgan shall:

(a)
receive from the Investment Adviser daily, a computer generated file that is in form and substance acceptable to NSCC containing a list of the Deposit Securities (if applicable) for each ETF Series, (ii) receive from the Order Taker daily, a computer generated file that is in form and substance acceptable to NSCC containing the Balancing Amount and the Transaction Fee for each ETF

Series and (iii) transmit both files as received from the Investment Adviser and Order Taker  to NSCC;

(b)
receive from the Order Taker on each trade date, a computer generated file that is in form and substance acceptable to NSCC and that contains creation orders from Authorized Participants that have been received and accepted by the Order Taker on behalf of the Trust and each ETF Series, for the creation of Creation Units against delivery of Deposit Securities and a Cash Component; transmit the file of creation orders as received from the Order Taker to NSCC; receive back from NSCC the file of creation orders enhanced with NSCC generated prices for the Deposit Securities contained in the file and deliver the enhanced file to Custodian for settlement; and, pursuant to such creation orders, instruct the Transfer Agent to create the appropriate number of ETF Shares of the applicable ETF Series for deposit to the Custodian's DTC Participant Account;

(c)
receive from the Order Taker on each trade date a computer generated file that is in form and substance acceptable to NSCC and that contains redemption orders from Authorized Participants that have been received and accepted by the Order Taker on behalf of the Trust for each Fund; transmit the file of redemption orders as received from the Order Taker to NSCC; receive back from NSCC the file of redemption orders enhanced with NSCC generated prices for the Redemption Securities that are in the file and deliver the enhanced file to Custodian for settlement; and, pursuant to such redemption orders, instruct the Transfer Agent to redeem the appropriate number of ETF Shares of the applicable ETF Series in Creation Units and reduce the account of the Shareholder accordingly; and

(d)
at the appropriate times, cause to be paid over to Authorized Participants Balancing Amounts on the creation or redemption of Creation Units, as instructed by the Order Taker or the Trust on behalf of each ETF Series.

4. The Trust understands and agrees that all risk associated with the processing, clearance and settlement of the creation and redemption of ETF Shares, Deposit Securities and Redemption Securities and cash through the Clearing Process shall be that of the Trust and each ETF Series irrespective of whether in effecting such creations and redemptions for the Trust on behalf of each ETF Series through the Clearing Process, J.P. Morgan, as a member of NSCC, is acting as principal or as agent; and, in respect hereof, the Trust and each ETF Series, shall be bound by all the rules and procedures of NSCC and DTC as though it were the member or participant of such clearing and settlement systems.

B. Outside the Clearing Process.

1.	The following transactions shall be handled Outside the Clearing Process:

(i)	any creation or redemption of Creation Units that the Trust, its Order Taker or another authorized agent shall instruct J.P. Morgan to settle Outside the Clearing Process; and

(ii)
any security create that is part of a Creation Deposit or redemption of Creation Units and that according to NSCC rules is deemed to be ineligible for the Clearing Process, including securities that are not eligible to be settled through DTC.

2.
All such transactions shall be effected by J.P. Morgan on a delivery versus payment and receive versus payment basis through DTC and according to DTC's rules, and the Trust or the ETF Series shall provide to J.P. Morgan the information and terms that are necessary to settle each transaction, including the cash value of each security settlement, unless the Trust's or the ETF Series Instruction is that delivery is to be made free of payment; provided, however, that any security that is not DTC eligible shall be settled as a window delivery pursuant to street practice.  All such transactions shall be effected by J.P. Morgan as Custodian and subject to the terms of the Custody Agreement.  US fixed income securities that are not DTC eligible will be settled free of payment via the Fed or similar US clearing structure. Foreign equity and fixed income securities will be settled locally free of payment where permitted in such market.

3.
The Trust recognizes that fails to receive may occur from time to time with respect to one or more of the security creates/redemptions among Deposit/Redemption Securities settled outside the Clearing Process.

(i)
In the event an Authorized Participant has submitted a Creation Order for an ETF Series outside the clearing process, but is unable to transfer all or part of the Deposit Securities to J.P. Morgan at or prior to the required time, the Distributor or its agent will nonetheless accept the creation order if it is otherwise acceptable in form and substance, and rely on an undertaking by such Authorized Participant to deliver the missing Deposit Securities as soon as possible, which undertaking shall be secured by such Authorized Participant's delivery and maintenance of collateral having a percentage value as specified by that Trust, provided that the Trust shall in no event specify a collateral value less than 105% of the value of the missing Deposit Securities.  J.P. Morgan will calculate the requisite collateral level on each business day, using (i) prices and foreign exchange rates as furnished to J.P. Morgan by the Fund Administrator or its agent on behalf of the Trust and (ii) the collateral value specified by the Trust.  The amount of required collateral may change from time to time and will be notified to the Authorized Participant by J.P. Morgan.  Any collateral shall be in the form of US dollars and will be held by J.P. Morgan subject to the terms of the Custody Agreement.

(ii)
In the event an Authorized Participant has submitted a redemption request in proper form but is unable to transfer all or part of the Creation Unit to be redeemed to an ETF Series, the Distributor or its agent will nonetheless accept the redemption request in reliance on the undertaking by the Authorized Participant to deliver the missing shares as soon as possible, which such undertaking shall be secured by the Authorized Participant's delivery and maintenance of collateral having a value at least equal to 105% of the value of the missing shares. J.P. Morgan will calculate the requisite collateral level on each business day, using (i) prices and foreign exchange rates as furnished to J.P. Morgan by the Fund Administrator or its agent on behalf of the Trust and (ii) the collateral value specified by the Trust.  The amount of required collateral may change from time to time and will be notified to the Authorized Participant by J.P. Morgan.  Any collateral shall be in the form of US dollars and will be held by J.P. Morgan subject to the terms of the Custody Agreement.

(iii)
The Trust acknowledges and agrees that J.P. Morgan's calculation of the requisite collateral will be based solely on the information it receives pursuant to the preceding clauses B.3.(i)-(ii) and will not reflect any adjustment for purchase interest on debt securities or any other such adjustments.  The Trust further agrees that it shall instruct the Fund Administrator to furnish prices and foreign exchange rates to J.P. Morgan, including in respect of unsettled positions in securities which are no longer Deposit Securities.

C. Settlement of Cash Component.

Any Cash Component to a particular transaction shall be handled over the funds transfer wire (Fedwire) or as part of J.P. Morgan's overall daily net cash settlement at DTC.

D.	Creation Deposits through the Clearing Process: Allocation of Fails; Posting of Accounts.

1.
The Trust recognizes that fails to receive (including partial fails) may occur from time to time with respect to one or more of the security creates in a basket of Deposit Securities settled through the Clearing Process.  The Trust acknowledges and agrees that, whenever a fail to receive shall occur on a settlement date, J.P. Morgan shall book to a single control account maintained for all funds for which J.P. Morgan provides Index Receipt Agent services (the "Control Account"), the quantity of the security that it failed to receive (each such fail a "short receive position") and the cash value of that short position that it receives from NSCC (and that NSCC, pursuant to its rules, marks to market daily) pending settlement.  J.P. Morgan shall not post to any ETF Series account any cash that it receives from NSCC on a short receive position pending settlement.

2
J.P. Morgan shall make available to the Trust a daily listing of all short receive positions that are in the Control Account and that relate to any ETF Series.  J.P. Morgan will allocate daily, on a pro-rata or other basis deemed by it to be fair and equitable, short receive positions in the same security that is common to the securities accounts of such ETF Series and to the securities accounts of such other funds for which J.P. Morgan is acting as Index Receipt Agent.  The Trust agrees that any such allocation shall be conclusive on the Trust and the affected ETF Series.  When the Deposit Securities that are subject of the short receive positions are received by J.P. Morgan, they will be credited by J.P. Morgan on a FIFO basis to the custody accounts of the applicable funds. J.P. Morgan shall not process a securities transaction in a security having a short receive position in the Control Account to the extent the Trust does not have a sufficient quantity of that security in its ETF Series accounts with J.P. Morgan to settle the transaction.  Custodian shall post Deposit Securities to the applicable ETF Series custody accounts on a contractual settlement basis pursuant to the terms of the Custody Agreement.

3
Should a short receive position in a security remain in the Control Account for two (2) or more NSCC business days, J.P. Morgan may elect to exercise NSCC's buy-in rules with respect to that short position.  If an ETF Series needs to sell a short security in its account, the Trust may request that J.P. Morgan exercise a buy-in of the short security under applicable NSCC rules.

E.	Redemptions through the Clearing Process: Delivery Fails; Posting of Cash.

1. The Trust recognizes that on the redemption of Creation Units of an ETF Series through the Clearing Process J.P. Morgan, on behalf of the applicable ETF Series, is obligated to deliver to NSCC on the settlement date the required type and amount of Redemption Securities to redeem the Creation Units of the applicable ETF Series.  It shall be the responsibility of the Trust and each ETF Series to maintain in the custody account the required type and amount of Redemption Securities for the redemption of Creation Units of each ETF Series.   Should the custody account of an ETF Series for any reason (for example, through the Trust's participation in a securities lending program on behalf of the ETF Series) have a short position in respect of any of the securities creates comprising the basket of Redemption Securities (a "short delivery position") with the result that, on settlement date, J.P. Morgan is unable to deliver a sufficient quantity of the Redemption Securities to NSCC, the Trust acknowledges that J.P. Morgan shall be obligated under NSCC's rules to fund the short delivery position with cash pending delivery of the quantity of securities needed to cover the short delivery position. J.P. Morgan shall be entitled to charge to the account of the applicable ETF Series the amount of cash needed to cover the short delivery position.  In the event that J.P. Morgan advances its own funds to cover an ETF Series short delivery position, J.P. Morgan, in its discretion, may charge the applicable ETF Series interest on the amount of the advance at the rate that J.P. Morgan charges for advances of a similar nature to similar customers of J.P. Morgan, unless J.P. Morgan and the Trust have mutually agreed in writing upon another rate.

2. In the event that J.P. Morgan shall have advanced its own funds to cover a short delivery position at NSCC for an ETF Series, J.P. Morgan shall have, to the extent of the amount of the advance, a security interest in the securities that remain in the ETF Series custody account and J.P. Morgan shall have all the rights and remedies of a secured party under the New York Uniform Commercial Code.  Nothing herein or in the Custody Agreement shall be construed to mandate that J.P. Morgan, acting as Index Receipt Agent for the Trust and each ETF Series, effect redemptions of Creation Units where J.P. Morgan, acting in good faith, believes that it may not be repaid an advance by the Trust or the ETF Series or otherwise not receive from the ETF Series delivery of the Redemption Securities that are the subject of a short delivery position.

F	Establish Procedures.

The Trust and J.P. Morgan, from time to time, may establish written procedures for the processing and settlement and related activities effected for ETF Shares of each ETF Series through the Clearing Process and Outside the Clearing Process.

AGENCY SERVICES AGREEMENT

EXHIBIT A

LIST OF ETF SERIES

O'Shares FTSE Russell Small Cap Quality Dividend ETF

AGENCY SERVICES AGREEMENT

EXHIBIT B

FEES